Free Writing Prospectus
Filed Pursuant to Rule 433
Dated September 9, 2016
Registration Statement No. 333-212311-01

~$1.5BN* MERCEDES-BENZ AUTO RECEIVABLES TRUST 2016-1 **Full Pxing**

JT-BOOKS: Citi (str), BNP, Mizuho CO-MGRS : Lloyds, Unicredit

CLS	AMT($MM)	WAL	S/F	L.FIN	Bmk	SPREAD	YLD	CPN	$Price
= = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = =
A1	350.00	0.24	A-1+/F1+	09/15/17			0.750%	0.75%	100.00000
A2A	500.00	0.94	AAA/AAA	03/15/19	EDSF	+15bp	1.117%	1.11%	99.99587
A3	532.00	2.19	AAA/AAA	02/16/21	Iswap	+21bp	1.269%	1.26%	99.98781
A4	115.97	3.50	AAA/AAA	12/15/22	Iswap	+33bp	1.471%	1.46%	99.97778
= = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = =

TICKER	:	MBART 2016-1
REGISTRATION	:	SEC-REGS
EXPECTED RATINGS	:	S/F
SETTLE	:	09/14/16
PXG SPEED	:	1.30% ABS
FIRST PAY	:	10/17/16
ERISA ELIGIBLE	:	YES
BILL & DELIVER	:	CITI
MIN DENOMS	:	$1K x $1K
DELIVERY	:	DTC/CLEARSTREAM/EUROCLEAR
UPDATED CDI ATTACHED dealname: XMBAR1601_2 password: BAUA

CUSIPS	:	A1	58769B AB0
		A2A	58769B AF1
		A3	58769B AD6
		A4	58769B AE4

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded.  Such text has been automatically generated via bloomberg or another system.